Exhibit 99.1

KENTUCKY USA ENERGY, INC. ANNOUNCES CONTRACT TO SELL SHALE GAS TO ATMOS ENERGY MARKETING, LLC

October 13, 2008

Kentucky USA Energy, Inc. (OTCBB: KYUS), a natural gas exploration and production company, announced today that the Company and Atmos Energy Marketing, LLC, which is wholly owned by Atmos Energy Holdings, Inc., a wholly-owned subsidiary of Atmos Energy Corporation, have entered into a contract for Atmos Energy Marketing to purchase the Company’s production of natural gas from the producing wells in Kentucky USA Energy’s New Albany Shale project in western Kentucky.

The Company’s initial five wells are in the completion and testing stage, while drilling continues on the J & J Johnston #1. Under terms of the five-year contract, Atmos Energy Marketing will purchase from Kentucky USA Energy up to 4,000 MMBtu a day, based on a published index price.

Steven Eversole, CEO of Kentucky USA Energy, commented, “We are excited to work closely with Atmos Energy Marketing on our New Albany Shale project and we believe that this strategic alliance will allow the efficient production of the project for years to come. This relationship will have a significant role in the Company’s growth and in achieving our corporate objectives.”

About Kentucky USA Energy, Inc.

Headquartered in London, KY, Kentucky USA Energy, Inc., engages in the acquisition, exploration, and development of oil and natural gas resource properties, with a primary focus on New Albany shale gas in the Illinois Basin in western Kentucky. The Company is a growing independent energy company with the experience and technological expertise to develop its gas resources in the Illinois Basin’s New Albany Shale.

More information about the Company may be found at www.kusaenergy.com

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of Kentucky USA Energy, including, but not limited to, the availability and pricing of additional capital to finance operations, including the drilling of its initial gas wells, longer term drilling programs and additional leasehold acquisitions, the viability of the shale gas fields in the Illinois Basin in western Kentucky, the ability of Kentucky USA Energy to build and maintain a successful operations infrastructure and to effectively drill and develop producing wells, the successful negotiation and execution of cost-effective third-party gas drilling and distribution agreements, the continued commitment of drill rig operators and future economic conditions and energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of Kentucky USA Energy can be found in the filings of Kentucky USA Energy with the U.S. Securities and Exchange Commission.

Exhibit 99.1

Contact:
Corporate:
Kentucky USA Energy, Inc.
Steven Eversole, CEO, 606-878-5987
or
Investor Relations
Corporate Evolutions, Inc.
Ph: 516-482-0155
Toll Free: 877-482-0155
info@corporateevolutions.com
www.corporateevolutions.com

Source: Kentucky USA Energy, Inc.